Exhibit 10.3 Boston Scientific Corporation (“Boston Scientific”) Organic Net Sales Growth Performance Share Program (“ONSG Program”) Performance Period January 1, 2026 - December 31, 2028

I.Purpose of the ONSG Program
The purpose of the ONSG Program is to align Boston Scientific’s executive compensation program with the interests of shareholders and to reinforce the concept of pay for performance by providing incentives for the achievement of key business performance objectives which are critical to the success of Boston Scientific.
The ONSG Program entails the grant of Restricted Stock Units, and the program shall be administered, under the Boston Scientific Corporation Amended and Restated 2011 Long-Term Incentive Plan (the “2011 LTIP”). Terms not explicitly defined in this ONSG Program document but defined in the 2011 LTIP shall have the same meaning as in the 2011 LTIP.
II.Eligible Participants
The ONSG Program covers members of the Executive Committee on the date that awards are granted under the ONSG Program as determined and, in the amounts, established by the Executive Compensation and Human Resources Committee of the Board of Directors (the “Committee”).
III.    Performance Share Units
The Restricted Stock Units awarded under the ONSG Program (the “Performance Share Units”) shall vest only upon satisfaction of both the performance criteria described in this Section III and the payment eligibility criteria described in Section V.
The performance criteria are based on Boston Scientific’s achievement of the 2026 - 2028 financial plan performance for Organic Net Sales Growth. Organic Net Sales Growth will be measured over a three-year performance period beginning January 1, 2026 and ending on December 31, 2028.
The number of Performance Share Units as to which the performance criteria under this ONSG Program shall be determined to have been satisfied will be in a range of 0% to 200% of the target number of Performance Share Units awarded to the participant.

Following the end of the Performance Period, the Committee shall determine the number of Performance Share Units as to which the performance criteria of this ONSG Program have been satisfied, which determination shall be final and binding. Shares of Common Stock will be delivered or otherwise made available to the participant no later than March 15, 2029 in settlement of the Performance Share Units as to which the performance criteria of this ONSG Program have been satisfied if and to the extent the payment eligibility criteria of Section V below are also satisfied. Any Performance Share Units as to which the performance criteria of this Section III have not been satisfied shall be forfeited in their entirety.

IV.    Definitions
“Full month” means 16 or more days
“Organic Net Sales Growth (ONSG)” excludes from reported net sales the impact of foreign currency fluctuations and net sales attributable to certain acquisitions and divestitures for which there are less than a full period of comparable net sales.

Exhibit 10.3 Boston Scientific Corporation (“Boston Scientific”) Organic Net Sales Growth Performance Share Program (“ONSG Program”) Performance Period January 1, 2026 - December 31, 2028

“Partial month” means less than 16 days
“Performance Period” means the three-year period commencing January 1, 2026 and ending on December 31, 2028.
V.    Payment Eligibility Criteria
Except as set forth below with respect to a Change in Control, no Performance Share Units shall vest prior to the end of the Performance Period (December 31, 2028).
If a participant’s employment with Boston Scientific and its Affiliates (the “Company”) terminates before the last day of the Performance Period, all of his or her Performance Share Units shall be forfeited in their entirety except as set forth below.
Participants on military, sick or other bona fide leave of absence on December 31, 2028 will not be deemed to have terminated employment with the Company if such absence does not exceed 180 days or, if longer, the period the participant retains the right by statute or by contract to return to employment with the Company.
Subject to the terms of any separate Change in Control or similar agreement to which a participant is bound, if there is a Change in Control after December 31, 2026 but before the end of the Performance Period, shares of Common Stock shall be issued in respect of the Performance Share Units as to which the performance criteria of this ONSG Program have been satisfied using the last day of the month preceding the date on which the Change in Control is consummated as the ending date of the Performance Period in lieu of December 31, 2028, as determined by the Committee immediately prior to the consummation of the Change in Control. Such issuance shall occur within 70 days of the effective date of the Change in Control, on a prorated basis. The number of shares to be issued on a prorated basis shall be determined as follows: (# Performance Share Units achieved pursuant to the table in Section III * ((# of full and partial months during the Performance Period, rounded up to the nearest whole month/36)). The number of prorated shares to be issued to the participant, if any, will be approved by the Committee at its next regular meeting. In the event a Change in Control occurs prior to January 1, 2027, the Performance Share Units will be forfeited in their entirety.

If a participant’s employment with the Company terminates due to Retirement after December 31, 2026 but before the end of the Performance Period, the participant will continue to be eligible to vest in a prorated number of Performance Share Units and shares of Common Stock shall be issued in respect of the Performance Share Units as to which the performance criteria of this ONSG Program have been satisfied at the end of the Performance Period, but no later than March 15, 2029, on a prorated basis using the effective date of the participant’s termination of employment. The number of shares to be issued on a prorated basis shall be determined as follows: (# Performance Share Units achieved pursuant to the table in Section III * ((# of full and partial months worked during the Performance Period, rounded up to nearest whole month) / 36)). The number of prorated shares, if any, to be issued to the participant will be approved by the Committee at its regular meeting next following the date of the participant’s employment termination. In the event a participant’s employment with the Company terminates due to Retirement prior to January 1, 2027, the Performance Share Units will be forfeited in their entirety.

If a participant’s employment with the Company terminates due to death or Disability before the end of the Performance Period, the participant will continue to be eligible to vest in all of his or her

Exhibit 10.3 Boston Scientific Corporation (“Boston Scientific”) Organic Net Sales Growth Performance Share Program (“ONSG Program”) Performance Period January 1, 2026 - December 31, 2028

Performance Share Units and shares of Common Stock shall be issued in respect of the Performance Share Units as to which the performance criteria of this ONSG Program have been satisfied at the end of the Performance Period, but no later than March 15, 2029. The number of shares, if any, to be issued to the participant will be approved by the Committee at its regular meeting next following the date of the participant’s employment termination.
VI.    Termination, Suspension or Modification and Interpretation of the ONSG
Program

The Committee has sole authority over administration and interpretation of the ONSG Program.  The Committee hopes and expects to continue the ONSG Program in effect but retains its right to exercise discretion as it sees fit, including to prospectively terminate, suspend or modify the ONSG program or criteria for eligible participation in future years.  If suspended, the Committee may reinstate with or without modification all or part of the ONSG Program or criteria for eligible participation. However, no amendment of the ONSG Program after the grant date may materially and adversely impair a participant’s rights under awards made pursuant to the ONSG Program without the participant’s consent unless the amendment is necessary or desirable to facilitate compliance with applicable law, as determined in the sole discretion of the Committee. The Committee reserves the exclusive right to determine eligibility to participate in this ONSG Program and to interpret all applicable terms and conditions.

VII.    Recoupment Policy

General Recoupment Policy. To the extent permitted by governing law, the Board, in its discretion, may seek Recovery of Performance Share Units granted to a Current Executive Committee Member or Former Executive Committee Member if, in the judgment of the Board, such Executive Committee Member, while serving in capacity as a Current Executive Committee Member, commits misconduct or a gross dereliction of duty that results in a material violation of Company policy and causes significant harm to the Company.

Definitions. The following terms shall have the meaning set forth below:

    (1)    "Current Executive Committee Member" means any individual currently designated as a corporate officer of the Company who is in an organizational job level of E-4 or E-5 (or any equivalent level under any future organizational framework.

    (2)    "Executive Committee Member" means any Current Executive Committee Member or Former Executive Committee Member.

    (3)    "Former Executive Officer" means any individual previously (but not currently) designated as a corporate officer of the Company who was in an organizational job level of E-4 or E-5 (or any equivalent level under any future organizational framework).

(4)    "Recovery" means the forfeiture or cancellation of unvested Performance Share Units.

Recoupment Required by Law. Performance Share Units and any compensation associated therewith are subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee in effect from time to time,

Exhibit 10.3 Boston Scientific Corporation (“Boston Scientific”) Organic Net Sales Growth Performance Share Program (“ONSG Program”) Performance Period January 1, 2026 - December 31, 2028

which includes but is not limited to the Company’s Dodd-Frank Clawback Policy and any other compensation recovery policy adopted by the Board or the Committee including in response to the requirements of Section 10D of the Securities Exchange Act of 1934, as amended, the U.S. Securities and Exchange Commission’s final rules thereunder, and any applicable listing rules or other rules and regulations implementing the foregoing or as otherwise required by law.
VIII.    Other
This document sets forth the terms of the ONSG Program and is not intended to be a contract or employment agreement between the participant and the Company. As applicable, it is understood that both the participant and the Company have the right to terminate the participant’s employment with the Company at any time, with or without cause and with or without notice, in acknowledgement of the fact that their employment relationship is “at will.”
To the extent section 409A of the Internal Revenue Code (“Code”) applies to any award under this ONSG Program, the award shall be interpreted in a manner consistent with Code section 409A. Where section 409A applies, in the case of any payment made on termination of employment, a termination of employment shall not be deemed to have occurred unless such termination is also a “separation from service” within the meaning of Code section 409A and, for purposes of any such provision, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” Where section 409A applies, in the case of a payment made upon a Change in Control, a Change in Control shall not be deemed to have occurred unless there is a change in the ownership or effective control of Boston Scientific, or in the ownership of a substantial portion of the assets of Boston Scientific, as defined in Code section 409A. Where required by section 409A in the case of a specified employee (as determined under Code section 409A), payments on termination shall be made on the first business day of the seventh month following termination.